CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 6 to Registration Statement No. 333-45972 on Form N-1A of Waddell & Reed Advisors Select Funds, Inc. of our report dated August 13, 2004 (on Waddell & Reed Advisors Value Fund and Waddell & Reed Advisors Dividend Income Fund - two of the portfolios comprising Waddell & Reed Advisors Select Funds, Inc.) appearing in the Annual Report to Shareholders for the fiscal year ended June 30, 2004, in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the caption "Custodial and Auditing Services" in such Statement of Additional Information. We also consent to the reference to us under the caption "Financial Highlights" in the Prospectus, which is also part of such Registration Statement.

/S/ Deloitte & Touche LLP

Kansas City, Missouri
October 25, 2004